                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2 )(1)


                        D & K HEALTHCARE RESOURCES, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    232861104
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 8 Pages)


-------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.  232861104                                           Page 2 of 8 Pages


________________________________________________________________________________
1     NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
      PERSONS

      PAR Investment Partners, L.P.
_______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                 (b) |X|

________________________________________________________________________________
3     SEC USE ONLY



________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware


________________________________________________________________________________
   NUMBER OF          5    SOLE VOTING POWER

     SHARES                956,482 COMMON STOCK, $0.01 PAR VALUE
                ________________________________________________________________
  BENEFICIALLY        6    SHARED VOTING POWER

 OWNED BY EACH             None
                ________________________________________________________________
   REPORTING          7    SOLE DISPOSITIVE POWER

     PERSON                956,482 COMMON STOCK, $0.01 PAR VALUE
                ________________________________________________________________
      WITH            8    SHARED DISPOSITIVE POWER

                           None

________________________________________________________________________________
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      956,482 COMMON STOCK, $0.01 PAR VALUE

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8% COMMON STOCK, $0.01 PAR VALUE

________________________________________________________________________________
12   TYPE OF REPORTING PERSON *

     PN

________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP No. 232861104                                            Page 3 of 8 Pages

________________________________________________________________________________
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Group, L.P.
________________________________________________________________________________
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                 (b) |X|


________________________________________________________________________________
     3       SEC USE ONLY



________________________________________________________________________________
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

________________________________________________________________________________
   NUMBER OF          5    SOLE VOTING POWER

     SHARES                956,482 COMMON STOCK, $0.01 PAR VALUE
                ________________________________________________________________
  BENEFICIALLY        6    SHARED VOTING POWER

 OWNED BY EACH             None
                ________________________________________________________________
   REPORTING          7    SOLE DISPOSITIVE POWER

    PERSON                 956,482 COMMON STOCK, $0.01 PAR VALUE
                ________________________________________________________________
     WITH            8     SHARED DISPOSITIVE POWER

                           None
________________________________________________________________________________
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      956,482 COMMON STOCK, $0.01 PAR VALUE

________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.8% COMMON STOCK, $0.01 PAR VALUE

________________________________________________________________________________
12    TYPE OF REPORTING PERSON *

      PN

________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP No. 232861104                                            Page 4 of 8 Pages

________________________________________________________________________________
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Capital Management, Inc.
________________________________________________________________________________
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                 (b) |X|

________________________________________________________________________________
     3       SEC USE ONLY



________________________________________________________________________________
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

________________________________________________________________________________
  NUMBER OF          5    SOLE VOTING POWER

    SHARES                956,482 COMMON STOCK, $0.01 PAR VALUE
               _________________________________________________________________
 BENEFICIALLY        6    SHARED VOTING POWER

OWNED BY EACH             None
               _________________________________________________________________
  REPORTING          7    SOLE DISPOSITIVE POWER

   PERSON                 956,482 COMMON STOCK, $0.01 PAR VALUE
               _________________________________________________________________
   WITH              8    SHARED DISPOSITIVE POWER

                          None

________________________________________________________________________________
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     956,482 COMMON STOCK, $0.01 PAR VALUE

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8% COMMON STOCK, $0.01 PAR VALUE

________________________________________________________________________________

12   TYPE OF REPORTING PERSON *

     CO
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        Name of Issuer:
                  --------------

                  D & K HEALTHCARE RESOURCES, INC.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  8000 Maryland Avenue, Suite 920
                  St. Louis, Missouri 63105

Item 2(a).        Names of Person Filing:

                  Par Investment Partners, L.P.
                  Par Group, L.P.
                  Par Capital Management, Inc.

Item 2(b).        Business Mailing Address for the Person Filing:
                  ----------------------------------------------

                  Par Capital Management, Inc.
                  One International Place, Suite 2401
                  Boston, MA 02110

Item 2(c).        Citizenship:

                  State of Delaware

Item 2(d).        Title of Class of Securities:

                  COMMON STOCK, $0.01 PAR VALUE

Item 2(e).        CUSIP Number:
                  ------------

                  232861104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership:
         ---------

                  (a) Amount Beneficially Owned:
                                    956,482 COMMON STOCK, $0.01 PAR VALUE

                   (b) Percent of Class:
                       6.8% COMMON STOCK, $0.01 PAR VALUE

                  (c) Number of shares as to which such person has:

                           (i) 956,482 COMMON STOCK, $0.01 PAR VALUE

                           (ii) shared power to vote or to direct the vote:
                           (iii) sole power to dispose or to direct the disposition of:
                                    956,482 COMMON STOCK, $0.01 PAR VALUE

                           (iv) shared power to dispose or to direct the
disposition of:

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         -----------------------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 17, 2004

                                  PAR INVESTMENT PARTNERS, L.P.
                                  By: PAR GROUP, L.P.
                                      its general partner
                                  By: PAR CAPITAL MANAGEMENT, INC.
                                      its general partner

                                  By: /s/ Frederick S. Downs, Jr.
                                      -----------------------------------------
                                      Frederick S. Downs, Jr., Vice President


                                  PAR GROUP, L.P.
                                  By: PAR CAPITAL MANAGEMENT, INC.,
                                      its general partner

                                  By: /s/ Frederick S. Downs, Jr
                                      -----------------------------------------
                                      Frederick S. Downs, Jr., Vice President


                                  PAR CAPITAL MANAGEMENT, INC.

                                  By: /s/ Frederick S. Downs, Jr.
                                      -----------------------------------------
                                      Frederick S. Downs, Jr., Vice President

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the COMMON STOCK, $0.01 PAR VALUE D & K HEALTHCARE RESOURCES, INC. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 17th day of February, 2004.

                                     PAR INVESTMENT PARTNERS, L.P.
                                     By: PAR GROUP, L.P.
                                         its general partner
                                     By: PAR CAPITAL MANAGEMENT, INC.
                                         its general partner
                                     By: /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                     PAR GROUP, L.P.
                                     By: PAR CAPITAL MANAGEMENT, INC.,
                                         its general partner

                                     By: /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                     PAR CAPITAL MANAGEMENT, INC.

                                     By: /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President